10.4

                               SECURITY AGREEMENT


         This SECURITY AGREEMENT is entered into as of June 8, 2004, by and between SILICON VALLEY BANK, a California-based bank with its principal place of business at 3003 Tasman Drive, Santa Clara, CA 95054, and with a loan production office located at One Newton Executive Park, 2221 Washington Street, Suite 200, Newton, Massachusetts 02462, doing business under the name "Silicon Valley East (the "Bank") and DIOMED HOLDINGS, INC., a Delaware corporation with offices at One Dundee Park, Andover, Massachusetts 01810 ("Debtor").


                                    RECITALS

         Debtor has executed and delivered a certain Unconditional Guaranty to Bank of even date herewith (as may be amended from time to time, the "Guaranty"), pursuant to which the Debtor unconditionally guarantied the payment and performance of the obligations and liabilities (hereinafter, the "Liabilities") of DIOMED, INC., a Delaware corporation ("Borrower") to Bank under the Loan Agreement (as hereinafter defined). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan and Security Agreement by and between the Borrower and Bank dated June 8, 2004, as amended from time to time (the "Loan Agreement"). The Loan Agreement any other agreements entered into between the Borrower and the Bank in connection therewith are hereinafter collectively referred to as, the "Loan Documents".


                                    AGREEMENT

         The parties agree as follows:

         1.       CREATION OF SECURITY INTEREST

                  1.1 Grant of Security Interest. Debtor grants to Bank a continuing security interest in the property described in Exhibit A attached hereto (the "Collateral") in order to secure prompt payment of any and all Liabilities of Debtor to Bank. Such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof.

                  1.2 Delivery of Additional Documentation Required. Debtor shall from time to time execute and deliver to Bank, at the request of Bank, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfected Bank's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

         2.       REPRESENTATIONS AND WARRANTIES

                  Debtor represents and warrants as follows:

                  2.1 Due Organization and Qualification. Debtor is a corporation duly existing and in good standing under the laws of its state of incorporation and qualified and licensed to do business in, and is in good standing in, any state except where the failure to do so would result in a material adverse effect on Debtor's business or operations.

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                  2.2 Due Authorization; No Conflict. The execution, delivery, and performance of this Agreement are within Debtor's powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Debtor's Articles of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which Debtor is a party or by which Debtor is bound.

                  2.3 No Prior Encumbrances. Debtor has good and indefeasible title to the Collateral, free and clear of any liens, security interests, or other encumbrances.


         3.       AFFIRMATIVE COVENANTS

                  Debtor covenants and agrees that, until payment in full of all outstanding liabilities and obligations of Borrower under the Loan Agreement and of Debtor under the Guaranty and this Agreement, Debtor shall do all of the following:

                  3.1 Good Standing. Debtor shall maintain its corporate existence and its good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could have a material adverse effect on Debtor's business. Debtor shall maintain in force all licenses, approvals and agreements, the loss of which could reasonably have a material adverse effect on Debtor's business.

                  3.2 Government Compliance. Debtor shall comply with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably have a material adverse effect on Debtor's business.

         4.       NEGATIVE COVENANTS

                  Debtor covenants and agrees that until payment in full of all outstanding liabilities and obligations of Borrower under the Loan Agreement and of Debtor under the Guaranty and this Agreement, Debtor will not do any of the following:

                  4.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively a "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than a Transfer (i) of Inventory in the ordinary course of business; (ii) of licenses, and similar arrangements for the use of the property of Debtor or its Subsidiaries in the ordinary course of business; or (iii) of worn-out or obsolete Equipment.

                  4.2 Changes in Business, Ownership, Management or Business Locations. Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Debtor or reasonably related thereto, or have a material change in its ownership or management. Debtor shall not, without at least thirty (30) days prior written notice to Bank: (i) relocate its chief executive office, or (ii) change its jurisdiction of organization, or (iii) change its organizational structure or type, or (iv) change its legal name, or (v) change any organizational number (if any) assigned by its jurisdiction of organization. The Debtor shall provide written notice to Bank within five (5) days of adding any new offices or business locations (unless such new offices or business locations contain less than Twenty-Five Thousand Dollars ($25,000.0) in Debtor's assets or property).

                  4.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person. A Subsidiary may merge or consolidate into another Subsidiary or into Debtor.

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                  4.4 Indebtedness. Create, incur, assume, or be liable for any
Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

                  4.5 Encumbrance. Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein.

                  4.6 Investments; Distributions. (i) Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so; or (ii) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock.

                  4.7 Transactions with Affiliates. Directly or indirectly enter or permit any material transaction with any Affiliate, except transactions that are in the ordinary course of Debtor's business, on terms no less favorable to Debtor than would be obtained in an arm's length transaction with a non-affiliated Person (except the foregoing shall not restrict Debtor's ability to transfer or have transferred to it cash or securities or other property consistent with its role as a securities corporation).

                  4.8 Subordinated Debt. Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt, without Bank's prior written consent.

                  4.9 Compliance. Undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Advance for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

         5.       EVENTS OF DEFAULT

                  Any one or more of the following events shall constitute an Event of Default by Debtor under this Agreement:

                  5.1 Loan Documents. If an Event of Default occurs under the Guaranty or any of the Loan Documents.

                  5.2 Covenant Default. Debtor does not perform any obligation in Article 3 or violates any covenant in Article 4 or does not perform or observe any other material term, condition or covenant in this Agreement, any Loan Documents, or in any agreement between Debtor and Bank and as to any default under a term, condition or covenant that can be cured, has not cured the default within ten (10) days after it occurs, or if the default cannot be cured within ten (10) days or cannot be cured after Debtor's attempts in the ten (10) day period, and the default may be cured within a reasonable time, then Debtor shall have additional time (of not more than thirty (30) days) to attempt to cure the default.

                  5.3      Material Adverse Change.  A Material Adverse
Change occurs.

                  5.4 Attachment. (i) Any material portion of Debtor's assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days; (ii) Debtor is enjoined, restrained, or prevented by court order from conducting a material part of its business; (iii) a judgment or other claim becomes a Lien on a material portion of Debtor's assets; or (iv) a notice of lien, levy, or assessment is filed against a material portion of Debtor's assets by any government agency and not paid or contested in good faith in compliance with all appropriate procedures within ten (10) days after Debtor receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Debtor.

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                  5.5 Insolvency. (i) Debtor becomes insolvent; (ii) Debtor
begins an Insolvency Proceeding; or (iii) an Insolvency Proceeding is begun against Debtor and not dismissed or stayed within forty-five (45) days.

                  5.6 Other Agreements. If there is a default in any agreement to which Debtor is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness of Debtor in an amount in excess of One Hundred Thousand Dollars ($100,000) or that could reasonably have a Material Adverse Change.

                  5.7 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Thousand Dollars ($200,000) shall be rendered against Debtor and shall remain unsatisfied and unstayed for a period of thirty (30) days.

                  5.8 Misrepresentations. If Debtor or any Person acting for Debtor makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any communication delivered to Bank or to induce Bank to enter this Agreement or any Loan Document.

                  5.9 Guaranty. Any guaranty of any Liabilities ceases for any reason to be in full force or any Guarantor does not perform any obligation under any guaranty of the Obligations, or any material misrepresentation or material misstatement exists now or later in any warranty or representation in any guaranty of the Liabilities or in any certificate delivered to Bank in connection with the guaranty.

         6.       BANK'S RIGHTS AND REMEDIES

                  6.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Debtor:

                           (a) Exercise all rights available to it under the
Massachusetts Uniform Commercial Code and applicable law;

                           (b) Set off and apply to the obligations any and all
(i) balances and deposits of Debtor held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of Debtor held by Bank; and

                           (c) Sell the Collateral at either a public or private
sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Debtor's premises) as Bank determines is commercially reasonable.

                  6.2 Remedies Cumulative. Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Debtor's part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it.

                  6.3 Demand; Protest. Except as provided herein, Debtor waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Debtor may in any way be liable.

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7.       CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER

         The laws of the Commonwealth of Massachusetts shall apply to this Agreement. DEBTOR AND BANK EACH ACCEPT FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE COMMONWEALTH OF MASSACHUSETTS IN ANY ACTION, SUIT, OR PROCEEDING OF ANY KIND, AGAINST IT WHICH ARISES OUT OF OR BY REASON OF THIS AGREEMENT.

         DEBTOR AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

         8.       GENERAL PROVISIONS

                  8.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Debtor without Bank's prior written consent, which consent may be granted or withheld in Bank's sole discretion. Bank shall have the right without the consent of or notice to Debtor to sell, transfer, negotiate, or grant participations in all or any part of, or any interest in Bank's obligations, rights and benefits hereunder.

                  8.2 Indemnification. Debtor shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and
(b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Debtor whether under this Agreement, or otherwise (including without limitation reasonable attorneys' fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct.

                  8.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

                  8.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

                  8.5 Amendments in Writing, Integration. This Agreement cannot be changed or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement, if any, are merged into this Agreement and the Loan Documents.

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                  8.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

                  8.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any liabilities and obligations under the Guaranty and this Agreement remain outstanding. The obligations of Debtor to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in this Agreement shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

                  8.8 Amendment of Loan Documents. Debtor authorizes Bank, without notice or demand and without affecting its liability hereunder, from time to time to (a) take and hold security for the payment of the Loan Documents, and exchange, enforce, waive and release any such security and (b) apply such security and direct the order or manner of sale thereof as Bank in its sole discretion may determine.

                  8.9 Debtor Waivers. Debtor waives any right to require Bank to
(a) proceed against Borrower, the Debtor, any other guarantor or any other person; (b) proceed against or exhaust any security held from Borrower or Debtor; (c) marshal any assets of Borrower or Debtor; or (d) pursue any other remedy in Bank's power whatsoever. Bank may, at its election, exercise or decline or fail to exercise any right or remedy it may have against Borrower or Debtor or any security held by Bank, including without limitation the right to foreclose upon any such security by judicial or nonjudicial sale, without affecting or impairing in any way the liability of Debtor hereunder. Debtor waives any defense arising by reason of any disability or other defense of Borrower or Debtor or by reason of the cessation from any cause whatsoever of the liability of Borrower or Debtor. Debtor waives any setoff, defense or counterclaim that Borrower or Debtor may have against Bank. Debtor waives any defense arising out of the absence, impairment or loss of any right of reimbursement or subrogation or any other rights against Borrower or Debtor. Debtor shall have no right of subrogation or reimbursement, contribution or other rights against Borrower and Debtor waives any right to enforce any remedy that Bank now has or may hereafter have against Borrower. Debtor waives all rights to participate in any security now or hereafter held by Bank. Except as provided herein, Debtor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of this Agreement and of the existence, creation, or incurring of new or additional indebtedness. Debtor assumes the responsibility for being and keeping itself informed of the financial condition of Borrower and of all other circumstances bearing upon the risk of nonpayment of any indebtedness or nonperformance of any obligation of Borrower, warrants to Bank that it will keep so informed, and agrees that absent a request for particular information by Debtor, Bank shall have no duty to advise Debtor of information known to Bank regarding such condition or any such circumstances.

                  8.10 Insolvency. If Debtor becomes insolvent or is adjudicated bankrupt or files a petition for reorganization, arrangement, composition or similar relief under any present or future provision of the United States Bankruptcy Code, or if such a petition is filed against Debtor, and in any such proceeding some or all of any indebtedness or obligations under the Loan Documents are terminated or rejected or any obligation of Debtor is modified or abrogated, or if Debtor's obligations are otherwise avoided for insolvency, bankruptcy or any similar reason, Debtor agrees that Debtor's liability

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hereunder shall not thereby be affected or modified and such liability shall continue in full force and effect as if no such action or proceeding had occurred. This Agreement shall continue to be effective or be reinstated, as the case may be, if any payment must be returned by Bank upon the insolvency, bankruptcy or reorganization of Debtor, any other person, or otherwise, as though such payment had not been made.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written as a sealed instrument under the laws of the Commonwealth of Massachusetts.

                                  ("Debtor")

                                  DIOMED HOLDINGS, INC.

                                  By:________________________________________

                                  Name:______________________________________

                                  Title_______________________________________


                                  ("Bank")


                                  SILICON VALLEY BANK, d/b/a
                                  SILICON VALLEY BANK

                                  By: ______________________________

                                  Name: ____________________________

                                  Title:______________________________




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                                    EXHIBIT A


         The Collateral consists of all right, title and interest of Debtor in and to the following:

         All goods, equipment, inventory, contract rights or rights to payment of money, license agreements, franchise agreements, general intangibles (including payment intangibles), accounts (including health-care receivables), documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities, and all other investment property supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

         All Debtor's Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

         Notwithstanding the foregoing, the Collateral does not include:

          Any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, now owned or later acquired; any patents, trademarks, service marks and applications therefor; any trade secret rights, including any rights to unpatented inventions, now owned or hereafter acquired. Notwithstanding the foregoing, the Collateral shall include all accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing intellectual property.